Exhibit 10.4

THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 8th day of February, 2010 (the “Effective Date”), by and between Spectrum Brands, Inc. (“the “Company”) and David R. Lumley (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement dated January 16, 2007 (together with all amendments thereto, the “Agreement”); and

WHEREAS, the Company currently intends that, upon the current chief executive officer of the Company no longer serving as chief executive officer for whatever reason, Mr. Lumley would be named to serve as the new chief executive officer of the Company and the Company’s business group; and

WHEREAS, the Company and the Executive wish to amend the Agreement to reflect this current intention; and

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which the Executive would not otherwise be entitled), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Capitalized terms not defined herein shall have the meanings given those terms in the Agreement.

2.	Section 1 of the Agreement is amended by adding the following at the end of the existing provision:

“Upon the current chief executive officer of the Company no longer serving as chief executive officer for whatever reason, the Executive shall be appointed to serve as the sole chief executive officer of the Company and the business group of which the Company is a part (collectively, the “Company Business Group CEO”). As Company Business Group CEO, the Executive will have the authority and responsibilities customarily associated and consistent with such position. Upon assuming the position of Company Business Group CEO, the Executive and the Company will enter in good faith negotiations to enter into a new employment agreement. The new employment agreement shall provide the Executive with new compensation and benefits (including base salary, target bonus opportunities, equity grants and severance benefits), which shall be enhanced as compared to the corresponding aspect of the compensation and benefits currently in effect hereunder, and in no event shall the compensation and benefits provided under the new employment agreement be less favorable for the Executive than the compensation and benefits currently in effect hereunder. After the Executive becomes the Company Business Group CEO, at a time determined in its sole discretion, the board of directors of the lead entity of the Company Business Group (the “Board”), shall nominate the Executive to serve as a member of the Board, but not in the position of the Chairman, provided that there shall be no requirement to appoint him to the Board while the current chief executive officer is on the Board, and further provided, that upon termination of the Executive’s employment, he shall immediately resign from any position he has a member of the Board.”

3.	Section 4 of the Agreement is amended by adding the following new subsection:

“(g) Special Termination Right. If the Executive is not appointed to serve as the sole Company Business Group CEO as provided in Section 1, or if, the Executive is appointed to serve in such capacity and thereafter, he is removed for a reason other than Cause, the Executive’s authority or responsibilities as the sole Company Business Group CEO are diminished without his consent, or the Executive is no longer the sole Company Business Group CEO, the Executive may terminate employment upon 30 days’ advance written notice, and unless the Executive is appointed or reinstated as the Company Business Group CEO within such 30-day period, which shall also be treated as a withdrawal of the Employee’s notice of termination, his termination will be treated as a termination by the Company without Cause.”

4.	Section 5 of the Agreement is amended by adding the following new subsection:

“(c) Separation From Service. Any termination of the Executive’s employment under Section 4 of this Agreement triggering payment of the benefits set forth in Section 5(b) (except a termination of the Executive’s employment as a result of his death under Section 4(b)) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company Business Group at the time the Executive’s employment terminates under Section 4(b), (c), (e) or (g)), any benefits payable under Section 5(b) that constitute deferred compensation under Section 409A of the Code shall be further delayed until the first business day that is more than six months after the date of a subsequent event constituting a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. It is intended that each installment of the payments and benefits provided under Section 5(b) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Company Business Group nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.”

5.     Legal Fees. The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation of this Amendment.

6.     Except as modified by this Amendment, the Agreement remains in full force and effect, and the execution of this Amendment shall not affect the rights of the Company or the Executive under the terms of the Agreement as in effect immediately prior to the Effective Date with respect to events occurring before the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC

/s/ Kent J. Hussey
By: Kent J. Hussey, Chief Executive Officer

EXECUTIVE:

/s/ David R. Lumley
Name: David R. Lumley